Exhibit 15.2

Shanda Games Limited
No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai, China 201203
April 30, 2010
Subject: Consent of Jade & Fountain PRC Lawyers
We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 20-F (the “Form 20-F”) of Shanda Games Limited (the “Company”) for the Company’s fiscal year ended December 31, 2009 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and to the reference to our firm under the headings “Risks Relating to Regulation of Our Business and to Our Structure”, “Government Regulations” and “Organizational Structure” in the Form 20-F.
Yours faithfully,
Jade & Fountain PRC Lawyers